Exhibit 99.1
FOR IMMEDIATE RELEASE

December 21, 2016

Contact:
Anthony J. Restel, Senior Executive Vice President and CFO (504) 310-7317
John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Announces Early Termination of FDIC Loss Share Agreements

LAFAYETTE, LOUISIANA -- IBERIABANK Corporation (NASDAQ: IBKC), holding company of the 129-year-old IBERIABANK, announced that IBERIABANK entered into an agreement with the Federal Deposit Insurance Corporation ("FDIC") on December 20, 2016, to terminate IBERIABANK’s twelve loss share agreements with the FDIC ahead of their contractual maturities. These loss share agreements were entered into between 2009 and 2011 in conjunction with IBERIABANK’s FDIC-assisted acquisitions of certain assets and assumptions of certain liabilities of CapitalSouth Bank (2009), Century Bank (2009), Orion Bank (2009), Sterling Bank (2010) and Georgia Commerce Bank’s acquisitions of Creekside Bank (2011) and Patriot Bank of Georgia (2011). IBERIABANK Corporation assumed the latter two agreements in connection with its acquisition of Georgia Commerce Bank, on May 31, 2015.

Daryl G. Byrd, President and CEO of IBERIABANK Corporation, commented, “We are pleased to have completed the early termination of loss share agreements with the FDIC. These agreements were a necessary and crucial component in the orderly resolution of troubled financial institutions during the financial crisis and served us well as we assisted in that resolution process. Termination of these agreements will eliminate potential future clawbacks and shared recoveries, will simplify our accounting results, and will reduce downside volatility associated with loss share accounting. As a result of the immediate earnings improvement due to the loss share termination beginning in the first quarter of 2017, we estimate this transaction will have an earn-back period of less than 20 months and result in an internal rate of return in excess of 40%."

The loss share termination transaction was completed on December 20, 2016. Under the terms of the agreement, the FDIC made a net payment of $6.5 million to IBERIABANK as consideration for termination of the loss share agreements. As a result of this transaction, IBERIABANK expects to record a non-core, after-tax charge of approximately $11.2 million, or 26 cents per fully diluted common share, during the fourth quarter of 2016, primarily as a result of the write-offs of the remaining FDIC indemnification asset and net loss share receivable, net of the payment received from the FDIC. At September 30, 2016, the FDIC indemnification asset was $24.4 million and the net loss share receivable was $3.7 million. Additionally, assets that were previously covered under the loss share agreements will be reclassified as non-covered acquired loans at December 31, 2016. At September 30, 2016, assets covered under loss share agreements included $202.2 million in loans and $0.9 million in other real estate owned.

All rights and obligations of IBERIABANK and the FDIC under the loss share agreements, including the clawback provisions and the settlement of outstanding loss share claims, have been resolved and completed under the termination agreement. The termination of the FDIC loss share agreements had no impact on the yields of the loans that were previously covered under these agreements. IBERIABANK will recognize all future recoveries, losses, and expenses related to the underlying assets of those agreements since the FDIC will no longer share in those amounts.

DD&F Consulting Group, headquartered in Little Rock, Arkansas, served as an adviser to IBERIABANK regarding the early termination of FDIC loss share agreements.

Tax Return Filing In The Fourth Quarter Of 2016

As disclosed in the Company's third quarter 2016 earnings press release, the Company anticipates it will record a reduced income tax expense of approximately $6.0 million upon filing its 2015 tax return in the fourth quarter of 2016. The after-tax, non-core, fully diluted earnings per share benefit of this lower tax expense is estimated to be approximately 14 cents per common share in the fourth quarter of 2016.

About IBERIABANK Corporation

IBERIABANK Corporation is a financial holding company with 299 combined offices, including 199 bank branch offices and three loan production offices in Louisiana, Arkansas, Alabama, Tennessee, Texas, Florida, and Georgia, 24 title insurance offices in Arkansas and Louisiana, and mortgage representative offices in 64 locations in 10 states. The Company has eight locations with representatives of IBERIA Wealth Advisors in four states, and one IBERIA Capital Partners L.L.C. office in New Orleans.

Caution About Forward-Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management's current information, estimates and assumptions and the current economic environment, are generally identified by use of words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” "project", “continue” and “potential” or the negative of these terms or other similar expressions.
The Company's actual strategies, results, and financial condition in future periods may differ materially from those currently expected due to various risks and uncertainties.  Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements.  Consequently, no forward-looking statement can be guaranteed. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason. Factors that could cause our actual results to differ from our forward-looking statements are described in the Company's annual and quarterly reports and other documents filed with the Securities and Exchange Commission ("SEC"), available at the SEC's website, http://www.sec.gov, and the Company's website, http://www.iberiabank.com.